Exhibit 99.3

IPALCO Enterprises, Inc. Announces Pricing of $405 Million of Senior Secured Notes in Private Offering

June 16, 2015 -- Indianapolis, Indiana -- IPALCO Enterprises, Inc. (the “Company”) announced that it has priced $405 million aggregate principal amount of 3.450% senior secured notes due 2020 (the “Notes”) in a private offering exempt from registration in accordance with Rule 144A and Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”).

The Company intends to use the net proceeds to finance its repurchase of any and all of its outstanding 7.25% Senior Secured Notes due 2016 (the “2016 Notes”), of which $400 million is currently outstanding, by means of a separate tender offer commenced in connection with this offering (the “Tender Offer”), including the payment of consent payments in connection with soliciting consent to certain proposed amendments to the indenture governing the 2016 Notes (the “Consent Solicitation” and, together with the Tender Offer, the “Offer”), and for the redemption of any 2016 Notes that remain outstanding after the completion of the Offer and the payment of related fees and expenses.

The closing of the offering of the Notes is expected to occur, subject to certain customary conditions, on June 25, 2015 (subject to extension).

The Notes are being offered only to qualified institutional buyers in reliance upon Rule 144A under the Securities Act, and, outside the United States, only to non-U.S. persons pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements under the Securities Act or any state securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About the Company

IPALCO Enterprises, Inc. is a holding company which, through its principal subsidiary Indianapolis Power & Light Company, a regulated electric utility, engages primarily in generating, transmitting, distributing and selling electric energy in the state of Indiana, with its customer base concentrated in Indianapolis, Indiana. IPALCO Enterprises, Inc. is owned by The AES Corporation, a global power company, with CDP Infrastructure Fund GP, a wholly owned subsidiary of La Caisse de dépôt et placement du Québec (CDPQ), as minority interest holder.

Forward-Looking Statements

This press release may contain “forward-looking statements.” All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements. These forward-looking statements are affected by risks, uncertainties and assumptions, including but not limited to those set forth in the Company’s filings with the Securities and Exchange Commission. Accordingly, actual results or outcomes may differ materially from those expressed in the forward-looking statements. You should not place undue reliance on these forward-looking statements.

Contacts:

IPALCO Enterprises, Inc.

Connie Horwitz

Director, Corporate Finance

(317) 261-8670